Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Landstar System, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-190411, No. 333-68454, No. 333-68452, and No. 333-175890) on Form S-8 of Landstar System, Inc. of our reports dated February 22, 2019, with respect to the consolidated balance sheets of Landstar System, Inc. and subsidiary as of December 29, 2018 and December 30, 2017, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the fiscal years ended December 29, 2018, December 30, 2017, and December 31, 2016 and the related notes, and the effectiveness of internal control over financial reporting as of December 29, 2018, which reports appear in the December 29, 2018 annual report on Form 10-K of Landstar System, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition in the year ending December 29, 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Jacksonville, Florida

February 22, 2019